Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for First Quarter Fiscal 2014

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 3, 2014--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported net sales of $945.1 million for its first fiscal quarter ended December 28, 2013, 1.1% higher than last year’s first fiscal quarter. Net income totaled $9.5 million for the December 2013 quarter compared with net income of $11.6 million for the quarter ended December 2012.

Commenting on the results, Chief Executive Officer Robert P. Ingle II said, “We wanted to keep prices low for our customers throughout the holiday season. We believe these actions strengthened ties with our customers and will benefit us in the long run.”

Financial Results

Net sales totaled $945.1 million for the quarter ended December 28, 2013, compared with $935.0 million for the quarter ended December 29, 2012. For the comparable December 2013 and 2012 quarters and excluding gasoline sales, grocery segment comparable store sales decreased 0.8%, weekly customer visits increased slightly and the average transaction amount decreased slightly.

Gross profit for the first quarter of fiscal 2014 totaled $203.5 million, a decrease of $4.7 million, or 2.3%, compared with the first quarter of fiscal 2013. Gross profit as a percentage of sales was 21.5% for the first quarter of fiscal 2014 compared with 22.3% for the first quarter of fiscal 2013.

Total operating expenses were $177.4 million for the first quarter of fiscal 2014 compared with $174.8 million for the comparable fiscal 2013 quarter. Operating and administrative expenses as a percentage of sales, excluding gasoline sales and associated operating expenses, were 21.9% and 21.6% for the three months ended December 28, 2013, and December 29, 2012, respectively.

Interest expense decreased $3.8 million for the three-month period ended December 28, 2013, to $11.8 million from $15.6 million for the three-month period ended December 29, 2012. Total debt at December 28, 2013, was $925.1 million compared with $877.0 million at December 29, 2012. Interest expense decreased despite the increase in total debt due to the lower rate on Senior Notes issued in June 2013 compared with the debt that was repaid. The Company currently has a line of credit totaling $175.0 million with $14.4 million borrowed and $10.3 million of unused letters of credit issued at December 28, 2013. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Income tax expense as a percentage of pre-tax income was 37.5% in the December 2013 quarter, virtually unchanged from 37.4% in the December 2012 quarter.

Net income for the December 2013 quarter totaled $9.5 million compared with net income of $11.6 million for the December 2012 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.44 and $0.42 per share, respectively, for the December 2013 quarter compared with $0.50 and $0.48 per share, respectively, for the December 2012 quarter.

Capital expenditures totaled $30.8 million for the three-month period ended December 28, 2013. Most of these capital expenditures were related to remodeling projects in a number of the Company’s stores and to new store construction. Capital expenditures totaled $28.1 million for the three-month period ended December 29, 2012.

Ingles’ capital expenditure plans for fiscal year 2014 include investments of approximately $100 million to $140 million.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2013 Form 10-K.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company‘s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED (Amounts in thousands except per share data)

Unaudited Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 28,	December 29,
	2013	2012
Net sales	$945,125	$934,978
Gross profit	203,506	208,205
Operating and administrative expenses	177,430	174,846
Gain from sale or disposal of assets	124	122
Income from operations	26,200	33,481
Other income, net	840	565
Interest expense	11,782	15,560
Income taxes	5,725	6,918
Net income	$9,533	$11,568

Basic earnings per common share – Class A	$0.44	$0.50
Diluted earnings per common share – Class A	$0.42	$0.48
Basic earnings per common share – Class B	$0.40	$0.45
Diluted earnings per common share – Class B	$0.40	$0.45

Additional selected information:
Depreciation and amortization expense	$23,925	$23,623
Rent expense	$3,571	$3,546

Condensed Consolidated Balance Sheets (Unaudited)

	December 28,	September 28,
	2013	2013
ASSETS
Cash and cash equivalents	$4,626	$16,844
Receivables-net	60,515	59,930
Inventories	335,049	329,691
Other current assets	22,832	28,075
Property and equipment-net	1,207,764	1,212,132
Other assets	22,937	22,656
TOTAL ASSETS	$1,653,723	$1,669,328

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$19,208	$18,957
Accounts payable, accrued expenses and current portion of other long-term liabilities	199,096	232,317
Deferred income taxes	84,951	86,082
Long-term debt	905,844	893,514
Other long-term liabilities	28,067	27,819
Total Liabilities	1,237,166	1,258,689
Stockholders’ equity	416,557	410,639
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,653,723	$1,669,328

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 Ext. 223
Chief Financial Officer